Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Verrica Pharmaceuticals Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-226153, 333-231265, 333-237174, and 333-255919) on Form S-8 and (No. 333-237171) on Form S-3 of Verrica Pharmaceuticals Inc. of our report dated March 2, 2022, with respect to financial statements of Verrica Pharmaceuticals Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 2, 2022